EXHIBIT 3.2

2nd AMENDED AND RESTATED REGULATIONS

OF

CONSUMERS BANCORP, INC.

ARTICLE I

SHAREHOLDERS

(a)	Annual Meeting. The annual meeting of the shareholders shall be held at the principal office of the Corporation, or at such other place either within or without the State of Ohio as may be specified in the notice required under paragraph (c) of this Article not earlier than the third Wednesday of October nor later than the third Wednesday of November of each year as shall be fixed by the Board of Directors, or at such other time and on such business day as the Board of Directors may determine, at which time there shall be elected Directors to serve until the end of the term to which they are elected and until their successors are elected and qualified. Any other business may be transacted at the annual meeting without specific notice of such business being given, except such business as may require specific notice by law.

(b)	Special Meetings. Special meetings of the shareholders may be called and held by the Chairman of the Board, the Chief Executive Officer (CEO), the President or the Board of Directors by action at a meeting, a majority of the Directors acting without a meeting, or persons who hold 25% or more of all shares outstanding and entitled to vote at the special meeting.

(c)	Notice. Notice of each annual or special meeting of the shareholders shall be given in writing either by the Chairman, CEO, President, any Vice President, the Secretary or any Assistant Secretary, not less than ten (10) days nor more than sixty (60) days before the meeting. Any shareholder may, at any time, waive in writing any notice required to be given under these Regulations.

(d)	Quorum. The shareholders present in person or by proxy at any meeting shall constitute a quorum unless a larger proportion is required to take the action stated in the notice of the meeting, in which case, to constitute a quorum, there shall be present in person or by proxy the holders of record of shares entitling them to exercise the voting power required by the Articles of Incorporation of the Corporation or applicable law to take the action stated.

(e)	Conduct of Business. At any meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting of shareholders, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors, otherwise properly brought before the meeting by or at the direction of the directors or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before a meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than forty-five (45) days nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event that less than seventy-five (75) days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth (15th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the shareholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by such shareholder; and (iv) any material interest of such shareholder in such business. Notwithstanding anything in the Regulations of the Corporation to the contrary, no business shall be conducted at a meeting of shareholders except in accordance with the procedures set forth in this subparagraph (e). The Chairman of the meeting of shareholders may, if the facts warrant determine and declare that business was not properly brought before the meeting in accordance with the provisions of this subparagraph (e), and if he should so determine, any such business shall not be transacted.

(f)	Organization. The Chairman of the Board shall preside at all meetings of the shareholders, but in his/her absence the CEO or President shall so preside. The Secretary of the Corporation shall act as secretary of all meetings of the shareholders, but in the absence of the secretary at any meeting of the shareholders, the presiding officer may appoint any person to act as secretary of the meeting.

ARTICLE II

DIRECTORS

(a)	Number. The Board of Directors shall be composed of not less than seven (7) nor more than fifteen (15) persons, as shall be fixed by the shareholders in accordance with applicable law, who shall be elected in accordance with the provisions of the Articles of Incorporation by action of the shareholders. Any Director’s office created by the Directors by reason of an increase in their number may be filled by action of a majority of the Directors then in office.

The number of Directors fixed in accordance with the immediately preceding paragraph may also be increased or decreased by the Directors at a meeting or by action in writing without a meeting, and the number of Directors as so changed shall be the number of Directors until further changed in accordance with this Section; provided, that no such decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director; and provided, further that the number of Directors shall not be increased by the Directors to more than three Directors beyond the number of Directors as fixed at the most recently held meeting of shareholders called for the purpose of electing Directors.

(b)	Qualifications. Each member of the Board of Directors shall have such qualifications as shall be required by Ohio law.

(c)	Nominations. Nominations for the election of Directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (1) with respect to an election to be held at an annual meeting of shareholders, 45 days in advance of the corresponding date for the date of the preceding year’s annual meeting of shareholders, and (2) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitle to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (d) the consent of each nominee to serve as a Director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(d)	Removal. In accordance with Ohio law, all the directors, all the directors of a particular class, or any individual director may be removed from office, only for cause, by vote of the holders of a majority of the outstanding shares of the Corporation, provided that no director shall be removed if the votes of a sufficient number of shares are cast against the director’s removal that, if cumulatively voted at an election of all directors of a particular class, would be sufficient to elect at least one director.

(e)	Vacancies. Vacancies in the Board of Directors may be filled for the remainder of any unexpired term by a majority of the remaining Directors.

(f)	Time of Meeting. The Board of Directors shall meet at the principal office of the Corporation, at least annually, but more often if desired, and the Directors shall have the authority to determine the time and place of their meetings by the adoption of By-Laws or by resolution.

(g)	Call and Notice. Meetings of the Board of Directors, other than the annual meeting, may be called at any time by the Chairman and shall be called by the Chairman upon the request of two members of the Board. Such meetings may be held at any place within or without the State of Ohio. Notice of the annual meeting need not be given and each director shall take notice thereof, but this provision shall not be held to prevent the giving of notice in such manner as the Board may determine. The Board shall decide what notice shall be given and the length of time prior to the meetings that such notice shall be given of all other meetings. Any meeting at which all of the directors are present shall be a valid meeting whether notice thereof was given or not and any business may be transacted at such meeting.

(h)	Presence Through Communications Equipment. Meetings of the Board of Directors, and meetings of any Committee thereof, may be held through any communications equipment if all persons participating can hear each other and participation in a meeting pursuant to this subparagraph (h) shall constitute presence at such a meeting.

(i)	Executive Committee. The Board of Directors may, by resolution, designate not less than three (3) of its members to serve on an Executive Committee or such other committee or committees as the Board may from time to time constitute. The Board of Directors may delegate to any such Executive Committee any of the authority of the Directors, however conferred, other than that of filling vacancies among the Directors or in any committee of the Directors. The specific duties and authority of any such committee or committees shall be stated in a charter that is adopted annually. All action taken by the Executive Committee or such other committee or committees shall be reported to the Board of Directors at its first meeting thereafter, and, if the rights of third parties have not intervened, shall be subject to revision or rescission by the Board.

(j)	By-Laws. The Board of Directors may adopt By-Laws for their own government and that of the Corporation provided such By-Laws are not inconsistent with the Articles of Incorporation or these Regulations.

ARTICLE III

OFFICERS

(a)	Officers Designated. The officers of the Corporation shall be elected by a majority vote at the first meeting of the Board of Directors held after the annual meeting of shareholders. The officers of the Corporation shall consist of the Chairman, CEO, President, Secretary, Treasurer and such other officers and assistant officers as the Board may determine. The Chairman of the Board and the CEO shall be elected from among the Directors. The other officers may, but need not be, elected from among the Directors. If two or more of the offices are held by the same persons, no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledge or verified by two or more officers.

(b)	Tenure of Office. All officers of the Corporation shall hold office for one year until their successors are elected and qualified, except in the case of death, resignation, disqualification or removal. The Board of Directors may remove any officer at any time with or without cause by a majority vote of the directors in office at the time. A vacancy, however created, in any office may be filled by the Board of Directors. In case of the absence of any officer of the Corporation or for any reason that the Board of Directors may determine as sufficient, the Board may delegate the powers and duties of such officer to any other officer or to any Director, except where otherwise provided by these Regulations or by statute, for the time being.

(c)	Powers and Duties of Officers in General. The powers and duties of the officers shall be exercised in all cases subject to such directions as the Board of Directors may see fit to give. The respective powers and duties hereinafter set forth are subject to alteration by the Board of Directors. The Board of Directors is also authorized to delegate the duties of any officer to any other officer, employee or committee and to require the performance of duties in addition to those provided for herein.

(d)	Chairman of the Board. The Chairman of the Board of Directors shall preside at all meetings of the Board, appoint all special or other Committees unless otherwise ordered by the Board, confer with and advise all other officers of the Corporation, and perform such other duties as may be delegated to the Chairman of the Board from time to time by the Board.

(e)	Chief Executive Officer. The Chief Executive Officer of the Corporation shall make recommendations to the Board of Directors or any committees’ thereof, as the CEO thinks proper and shall bring before the Board such information as may be required concerning the general control and management of all its business and affairs of the Corporation. The CEO shall promote the Corporation through positive public relations, business development and shareholder relations. The CEO shall perform generally all the duties incident to the office of chief executive officer as required or authorized by law.

(f)	President. The President shall make such recommendations to the CEO and the Board of Directors, or any committees thereof, as the President thinks proper, and the President shall bring before said CEO and Board such information as may be required concerning the general operations and property of the Corporation. The President shall perform generally all the duties incident to the office of president as required or authorized by law.

(g)	Vice Presidents. The Vice Presidents shall perform such duties as may be delegated to them by the Board of Directors, or assigned to them from time to time by the Board of Directors, the CEO or the President.

(h)	Secretary. The Secretary shall keep a record of all proceedings of the Board of Directors and of all meetings of shareholders, and shall perform such other duties as may be assigned to the Secretary by the Board of Directors, the CEO or the President.

(i)	Treasurer. The Treasurer shall have charge of the funds and accounts of the Corporation. The Treasurer shall keep proper books of account showing all receipts, expenditures and disbursements of the Corporation, with vouchers in support thereof. The Treasurer shall also from time to time, as required, make reports and statements to the Directors as to the financial condition of the Corporations, and submit detailed statements of receipts and disbursements. The Treasurer shall perform such other duties as shall be assigned to the Treasurer from time to time by the Board of Directors, the CEO or the President.

(j)	Other Officers. All other officers shall perform such duties as may be delegated to them by the Board of Directors, or assigned to them from time to time by the Board of Directors, the CEO or the President.

(k)	Subsidiaries. The CEO or the President, or in their absence, another officer authorized by the Board of Directors, shall in addition to his other powers and authority, have the authority to execute any action by unanimous written consent in lieu of a meeting of the shareholder of any wholly-owned subsidiary of the Corporation, or to waive the receipt of notice (including publication of such notice) of any such shareholder meeting of any wholly-owned subsidiary of the Corporation, subject, however, to any instructions of the Board of Directors.

ARTICLE IV

INDEMNIFICATION

The Corporation shall indemnify each director and each officer of the Corporation, and each person employed by the Corporation who serves at the written request of the Chairman, the CEO or President of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law. The term “officer” as used in this Article VI shall include the Chairman of the Board, the CEO, the President, all Vice Presidents, the Treasurer, the Secretary and any other person who is specifically designated as an “officer” within the operation of this Article VI by action of the Board of Directors. The Corporation may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

ARTICLE V

STOCK

(a)	Certificates of Stock. Each shareholder of this Corporation whose stock has been fully paid for shall be entitled to a certificate or certificates showing the number of shares registered in his or her name on the books of the Corporation. Each certificate shall be signed by the Chairman of the Board, the CEO, or the President or Vice President and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. A full record of each certificate, as issued, shall be entered on the stub thereof.

(b)	Transfers of Stock. Shares shall be transferable on the books of the Corporation by the holders thereof in person or by a duly authorized attorney upon surrender of the Certificates therefore with duly executed assignment endorsed thereon or attached thereto. Evidence of authority to endorse any certificate and to request its transfer shall be produced to the Corporation. In case of transfer by executors, administrators, guardians or other legal representative or fiduciaries, appropriate legal evidence of their authority to act shall be produced and may be required to be filed with the Corporation. No transfer shall be made until the stock certificate in question and such evidence of authority are delivered to the Corporation.

(c)	Transfer Agents and Registrars. The Board of Directors may appoint an agent or agents to keep the records of the shares of the Corporation, or to transfer or to register shares, or both, in Ohio or any other state and shall define the duties and liabilities of any such agent or agents.

(d)	Lost, Destroyed or Mutilated Certificates. If any certificate of stock in this Corporation becomes worn, defaced or mutilated, the Directors, upon production and surrender thereof, may order the same cancelled, and may issue a new certificate in lieu of the same. If any certificate of stock be lost or destroyed, a new certificate may be issued upon such terms and under such regulations as may be adopted by the Board of Directors.

ARTICLE VI

AMENDMENTS

These Regulations, or any of them, may be altered, amended, added to or repealed as provided by law and the Articles of Incorporation of the Corporation.

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